Exhibit 23.2

FORREST A. GARB & ASSOCIATES, INC.

INTERNATIONAL PETROLEUM CONSULTANTS

5310 HARVEST HILL ROAD, SUITE 275

DALLAS, TEXAS 75230 - 5805

(972) 788-1110  Telefax 991-3160

E-Mail:  forgarb@forgarb.com

April 1, 2013

Reef Oil and Gas Income and Development Fund 3, L.P.

1901 N. Central Expy Suite 300

Richardson TX 75080

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

Gentlemen:

We hereby consent to the use of our name, to references to our name, and to the inclusion of information taken from our “Estimated Reserves and Future Net Revenue as of January 1, 2013 Attributable to Interests Owned By Reef Oil and Gas Income and Development Fund 3, L.P. In Certain Properties Located in Alabama, Arkansas, California, Colorado, Kansas, Louisiana, Michigan, Mississippi, Montana, New Mexico, Oklahoma, Texas, and Wyoming”, under the section “Item 2 Properties — Proved Crude Oil and Natural Gas Reserves”. We also consent to the inclusion of our letter report dated March 5, 2013 and summary reserve information in the Annual report on Form 10-K of Reef Oil and Gas Income and Development Fund 3, L.P. as Exhibit 99.1.

Yours truly,

/s/ Forrest A. Garb & Associates, Inc.

Forrest A. Garb & Associates, Inc.
Texas Registered Engineering Firm F-629

/s/ W.D. Harris III

W. D. Harris III
Chief Executive Officer
Forrest A. Garb & Associates, Inc.